SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                           DIGITAL VIDEO SYSTEMS, INC
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           DIGITAL VIDEO SYSTEMS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    25387R407
                                 (CUSIP Number)

                                January 26, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 10 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25387R407                13G                    Page 2 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Empire Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 812,121
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 812,121
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 812,121
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 8.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN/IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25387R407               13G                    Page 3 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Empire Capital Partners, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 84,849
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 84,849
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 84,849
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 CO/IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   25387R407              13G                    Page 4 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Empire GP, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 812,121
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 812,121
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 812,121
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 8.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   25387R407              13G                    Page 5 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Empire Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 400,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 400,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 400,000
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT
             IN ROW (9)
                                                 3.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25387R407               13G                    Page 6 of 15 Pages


----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)
                                           Charter Oak Partners, L.P.
-----------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 295,318
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 295,318
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 295,318
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 2.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN/IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25387R407               13G                    Page 7 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Charter Oak Partners 2, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 19,833
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 19,833
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 19,833
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                 0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN/IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   25387R407              13G                    Page 8 of 15 Pages


----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSONS (ENTITIES ONLY)
                                                 Scott A. Fine
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,212,121
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,212,121
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,212,121
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 11.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   25387R407              13G                    Page 9 of 15 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Peter J. Richards
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,212,121
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,212,121
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,212,121
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 11.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25387R407               13G                    Page 10 of 15 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is DIGITAL VIDEO SYSTEMS, INC. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 430 Cambridge Avenue, Suite 110, Palo Alto, CA 94306.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

               (i) Empire Capital Partners, L.P., a Delaware limited partnership ("Empire Capital"), with respect to the shares of Common Stock directly owned by it;
              (ii) Empire Capital Partners, Ltd., a Cayman corporation ("Empire (Capital Offshore"), with respect to the shares of Common Stock directly owned by it;
             (iii) Charter Oak Partners, L.P., a Connecticut limited partnership ("Charter Oak"), with respect to the shares of Common Stock directly owned by it;
              (iv) Charter Oak Partners 2, L.P., a Connecticut limited partnership ("Charter Oak 2"), with respect to the shares of Common Stock directly owned by it;
               (v) Empire GP, L.L.C., a Delaware limited liability company ("Empire GP"), with respect to the shares of Common Stock directly owned by Empire Capital;
              (vi) Empire Capital Management, L.L.C., a Delaware limited liability company ("Empire Management"), with respect to the shares of Common Stock directly owned by Empire Capital Offshore, Charter Oak and Charter Oak 2;
             (vii) Mr. Scott A. Fine ("Mr. Fine") with respect to the shares of Common Stock directly owned by Empire Capital, Empire Capital Offshore, Charter Oak and Charter Oak 2; and
            (viii) Mr. Peter J. Richards ("Mr. Richards") with respect to the shares of Common Stock directly owned by Empire Capital, Empire Capital Offshore, Charter Oak and Charter Oak 2.

                    The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No.  25387R407               13G                    Page 11 of 15 Pages


Item 2(b).     Address of Principal Business Office or, if None, Residence:

The address of the principal business and principal office of Empire Capital, Empire GP and Empire Capital Management is 1 Gorham Island, Westport, CT 06880. The principal business and principal office of Empire Capital Offshore is c/o Bank of Bermuda (Cayman) Limited, 36C Bermuda House, British American Centre, Dr. Roy's Drive, P.O. Box 513GT, Grand Cayman, Cayman Islands. The principal business and principal office of Charter Oak and Charter Oak 2 is 10 Wright

Street, Building B, 4th Floor, Westport, CT 06880. The business address of Messrs. Fine and Richards is 1 Gorham Island, Westport, CT 06880.

Item 2(c).     Citizenship:

       Empire Capital is a limited partnership organized under the laws of the State of Delaware. Empire Capital Offshore is an exempted company organized under the laws of the Cayman Islands. Empire GP and Empire Capital Management each is a limited liability company organized under the laws of the State of Delaware. Charter Oak and Charter Oak 2 each is a limited partnership organized under the laws of Connecticut. Messrs. Fine and Richards each is a United States citizen.

Item 2(d).     Title of Class of Securities:

       Common Stock (the "Common Stock")

Item 2(e).  CUSIP Number:   25387R407



Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)   [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act,

          (d)   [ ]   Investment Company registered under Section 8 of the
                      Investment Company Act of 1940,

          (e)   [ ]   Investment Adviser in accordance with Rule 13d-1
                      (b)(1)(ii)(E),

CUSIP No.  25387R407               13G                    Page 12 of 15 Pages


          (f)   [ ]   Employee Benefit Plan or Endowment Fund in accordance
                      with 13d-1 (b)(1)(ii)(F),

          (g)   [ ]   Parent Holding Company or control person in accordance
                      with Rule 13d-1 (b)(1)(ii)(G),

          (h)   [ ]   Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act,

          (i)   [ ]   Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J). CUSIP
                      No. 25387R407 13G Page 12 of 14 Pages

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.


         A.   Empire Capital Partners, L.P. and Empire GP, L.L.C.
              (a) Amount beneficially owned: 812,121
              (b) Percent of class: 8.0% The percentages used herein and in the rest of Item 4 are calculated based upon the 10,108,121 shares of Common Stock issued and outstanding as of
                  January 16, 2004 as reflected in the Company's Registration Statement on Form S-3 filed on January 22, 2004.
              (c) (i)  Sole power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 812,121
                (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the the disposition:
                       84,849


Empire Capital has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Empire GP. Empire GP does not directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Empire GP may be deemed to own beneficially the shares owned by Empire Capital.

         B.   Empire Capital Partners, Ltd. and Empire Management
              (a) Amount beneficially owned: 84,849
              (b) Percent of class: 0.8%
              (c) (i)  Sole power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 84,849
                (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: 84,849

CUSIP No.  25387R407               13G                    Page 13 of 15 Pages


Empire Capital Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, Empire Management. Empire Management does not directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Empire Management may be deemed to own beneficially the shares owned by Empire Capital Offshore.

         B. Charter Oak Partners, L.P., Charter Oak Partners 2, L.P. and Empire Management
              (a) Amount beneficially owned: 315,151
              (b) Percent of class: 3%
              (c) (i)  Sole power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 315,151
                (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 315,151

Charter Oak and Charter Oak 2 each has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by Empire Management pursuant to a discretionary investment management agreement with respect to the assets of Charter Oak and Charter CUSIP No. 25387R407 13G Page 13 of 14 Pages

Oak 2 invested in the Common Stock.  Empire Management does not directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Empire Management may be deemed to own beneficially the shares owned by Charter Oak and Charter Oak 2.


         B.   Scott A. Fine and Peter J. Richards
              (a) Amount beneficially owned:  1,212,121
              (b) Percent of class: 11.9%
              (c) (i)  Sole power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: 1,212,121
                (iii)  Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition:
                       1,212,121

Messrs. Fine and Richards, as Members, direct the operations of Empire GP and Empire Management. Neither Mr. Fine nor Mr. Richards directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by Empire Capital, Empire Capital Offshore, Charter Oak and Charter Oak 2.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No.  25387R407               13G                    Page 14 of 15 Pages


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Empire GP, the general partner of Empire Capital, has the power to direct the affairs of Empire Capital, including decisions respecting the disposition of the proceeds from the sale of the Common Shares. Empire Management, the investment manager of Empire Capital Offshore, has the power to direct the affairs of Empire Capital Offshore, including decisions respecting the disposition of the proceeds from the sale of the Common Shares. Empire Management, pursuant to an investment management agreement with Charter Oak and Charter Oak 2, has the power to dispose of the proceeds from the sale of the Common Shares with respect to those assets of Charter Oak and Charter Oak 2 under its discretion. Messrs. Fine and Richards are the Members of Empire GP and Empire Management, and in their capacities direct the operations of Empire GP and Empire Management.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No.  25387R407               13G                    Page 15 of 15 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 4, 2004

                                    By:/s/ Scott Fine
                                       -----------------------------------
                                    Scott A. Fine, individually, and as
                                    member of Empire GP, L.L.C. and Empire
                                    Capital Management, L.L.C.



                                    By:/s/ Peter Richards
                                       -----------------------------------
                                    Peter J. Richards, individually, and as
                                    member of Empire GP, L.L.C. and Empire
                                    Capital Management, L.L.C.